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Exhibit 99.5

LEVEL 3 COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined balance sheet as of September 30, 2005 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2005 and the fiscal year ended December 31, 2004 of Level 3 Communications, Inc. ("Level 3") and WilTel Communications Group, LLC ("WilTel") have been prepared after giving effect to Level 3's acquisition of WilTel ("Acquisition") and the assumptions and adjustments described in the accompanying notes herein. The Acquisition excludes certain specified WilTel assets and liabilities in accordance with terms of the purchase agreement. Level 3 acquired WilTel on December 23, 2005

        The unaudited pro forma financial statements account for the Acquisition under the purchase method of accounting. The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition occurred on September 30, 2005. The unaudited pro forma condensed combined statement of operations of Level 3 and WilTel for the nine months ended September 30, 2005 is presented as if the Acquisition occurred on January 1, 2004. The unaudited pro forma condensed combined statement of operations of Level 3 and WilTel for the year ended December 31, 2004 is presented as if the Acquisition had taken place on January 1, 2004. The historical consolidated financial statements of Level 3 have been restated to reflect the results of operations and financial position of (i)Structure, LLC as discontinued operations for all periods presented due to its sale to Infocrossing, Inc. on November 30, 2005. Certain reclassifications have been made relative to WilTel's historical financial statements in order to present them on a basis consistent with Level 3.

        The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon a preliminary valuation. Our estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable long-lived tangible and intangible assets, the fair value of deferred revenue, the fair value of contractual obligations assumed and restructuring costs.

        The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Level 3 that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Level 3. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to combining the companies.

        Under the terms of the purchase agreement for the Acquisition, the purchase price paid consisted of approximately $390 million in cash, plus $100 million in cash to reflect Leucadia's having complied with its obligation to leave that amount of cash in WilTel and 115 million shares of Level 3's common stock valued at $313 million, using a stock value of $2.72 per share. The value of the common stock was determined using the average closing stock price for the two days prior and two days after the date the transaction was announced. The Company also incurred costs of approximately $7 million related to the transaction. The cash purchase price is subject to post-closing adjustments based primarily on actual working capital as of the closing date. Level 3 entered into certain transactions with WilTel prior to the acquisition of WilTel by Level 3, whereby it received cash for communications services to be provided in the future which Level 3 accounted for as deferred revenue. As a result of the acquisition, Level 3 can no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the WilTel transaction by $2 million, the amount of the unamortized deferred revenue balance on December 23, 2005.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Level 3 incorporated by reference to this filing, and the historical consolidated financial statements and accompanying notes for WilTel included herein.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2005

(dollars in millions)	Historical Level 3(a)	Historical WilTel(a)	Remove Excluded Assets and Liabilities(b)	Pro Forma Adjustments		Pro Forma Level 3
Assets
Current Assets:
Cash and cash equivalents	$490	$248	$(148)	$(497	) d1	$93
Marketable securities	403	39	(39)			403
Restricted cash and securities	38	—				38
Receivables, net	401	323	(37)			687
Other	168	24	(1)			191

Total Current Assets	1,500	634	(225)	(497)		1,412
Property, Plant and Equipment, net	5,071	1,008	(103)	(272	) c1	5,704
Marketable Securities	408	11	(11)			408
Restricted Cash and Securities	71	—				71
Goodwill and Other Intangibles, net	401	38		113	c2	552
Other Assets, net	129	31	(9)			151

Total Assets	$7,580	$1,722	$(348)	$(656)		$8,298

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$488	$177	$(20)	$—		$645
Current portion of long-term debt	—	71	(71)			—
Accrued payroll and employee benefits	62	56	(27)			91
Accrued interest	130	—				130
Deferred revenue	207	57		(20	) c3	244
Other	111	68	(9)	26	c4	196

Total Current Liabilities	998	429	(127)	6		1,306
Long-Term Debt, less current portion	6,020	353	(353)			6,020
				(2	) d3
Deferred Revenue	733	190		(190	) c3	731
Other Liabilities	461	146	(38)	(9	) c5	560
Stockholders' Deficit:
Common Stock	7	—		1	d2	8
				(783	) d4
Additional paid-in capital	7,429	627	156	312	d2	7,741
Accumulated other comprehensive loss	(45)	(14)	14			(45)
Accumulated deficit	(8,023)	(9)		9	d4	(8,023)

Total Stockholders' Deficit	(632)	604	170	(461)		(319)

Total Liabilities and Stockholders' Deficit	$7,580	$1,722	$(348)	$(656)		$8,298

        The acquisition of WilTel has been accounted for as a purchase combination. Assets acquired and liabilities assumed were recorded at their fair values as of December 23, 2005. The total preliminary purchase price is $808 million, including transaction costs and deferred revenue of Level 3 attributable to WilTel and is comprised of the following:

(dollars in millions)
Equity Consideration (115 million shares at $2.72)	$313
Cash Consideration	490
Transaction Costs	7

Purchase Consideration	810
Deferred Revenue of Level 3 attributable to WilTel	(2)

Total Preliminary Purchase Price	$808

        Under business combination accounting, the total preliminary purchase price will be allocated to WilTel's net tangible and intangible assets based on their estimated fair value as of December 23, 2005. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows:

(dollars in millions)	December 23, 2005
Assets:
Cash and cash equivalents	$128
Accounts receivable	257
Other current assets	18
Property, plant and equipment, net	660
Identifiable intangibles	152
Other assets	26

Total Assets	1,241
Liabilities:
Accounts payable	204
Accrued payroll	29
Other current liabilities	69
Deferred revenue—WilTel	41
Deferred revenue—Level 3	(2)
Other liabilities	90

Total Liabilities	431

Purchase Price	$810

        The preliminary allocation of the purchase price was based upon a preliminary valuation, and the estimates and assumptions are subject to change upon the finalization of the valuation.

        Balance Sheet Adjustments:

  (a)
  These columns reflect the historical balance sheets of the respective companies. Certain reclassifications have been made relative to WilTel's historical financial statements in order to present them on a basis consistent with Level 3.

  (b)
  Removes the assets and liabilities not included in the purchase agreement, including:

  •
  Cash, cash equivalents and marketable securities (current and noncurrent) in excess of $100 million as of September 30, 2005. The preliminary purchase allocation provided above includes $128 million of cash and cash equivalents offset by $28 million of an overdraft balance included in accounts payable.

  •
  Accounts Receivable due under the Termination, Mutual Release and Settlement Agreement among Leucadia, WilTel and SBC.

  •
  WilTel's corporate headquarters in Tulsa, OK and leased aircraft.

    •
    Debt obligations, and related debt issuance costs, primarily attributable to the mortgage on WilTel's corporate headquarters and its credit facility.

    •
    Obligations under the defined benefit pension plan and other employee benefit plans.

  (c1)
  Adjustment to reflect the value of WilTel property plant and equipment received in the acquisition which has estimated useful lives of 2 to 20 years.

  (c2)
  Adjustment to reflect value of intangible assets associated with customer relationships acquired in the transaction which will be amortized on a straight line basis over their estimated useful lives of 6 to 11 years. Certain trademarks have been assigned indefinite lives.

  (c3)
  Adjustment to reflect fair value of deferred revenue assumed in the transaction.

  (c4)
  Adjustment to reflect estimated severance and employee related costs.

  (c5)
  Adjustment to reflect decrease in fair value of asset retirement obligations assumed in the transaction due to a higher discount rate used by Level 3.

  (d1)
  Cash consideration paid for acquisition. Includes $7 million of transaction costs.

  (d2)
  Stock consideration paid for acquisition which is comprised of 115 million shares of Level 3 common stock valued at $2.72 per share.

  (d3)
  Remove Level 3 deferred revenue attributable to WilTel contracts which existed prior to the transaction.

  (d4)
  Adjustment to remove historical equity of WilTel.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the twelve months ended December 31, 2004

(dollars in millions, except per share data)	Historical Level 3(a)	Historical WilTel(a)	Intercompany Adjustments(b)	Pro Forma Adjustments		Pro Forma Level 3
Revenue	$3,637	$1,583	$(6)			$5,214
Cost of revenue	2,208	1,129	(6)			3,331
				(208	) c
Depreciation and amortization	682	208		110	d	792
				(14	) e
Selling, general and administrative	947	282		4	f	1,219
Restructuring and impairment charges	16	—				16

Total costs and expenses	3,853	1,619	(6)	(108)		5,358

Operating Income (Loss)	(216)	(36)	—	108		(144)
Other Income (Expense):
Interest income	13	6		(5	) g	14
Interest expense	(485)	(35)		34	h	(486)
Gains on early extinguishment of debt	197	—				197
Other, net	39	7				46

Total other income (expense)	(236)	(22)	—	29		(229)

Loss from Continuing operations Before Income Tax	(452)	(58)		137		(373)
Income Tax Expense	(6)	—				(6)

Net Income (Loss) from Continuing Operations	$(458)	$(58)	—	$137		$(379)

Weighted Average Shares Outstanding (in 000's)	683,846			115,000		798,846

EPS: Net Loss from Continuing Operations	$(0.67)					$(0.47)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2005

(dollars in millions, except per share data)	Historical Level 3(a)	Historical WilTel(a)	Intercompany Adjustments(b)	Pro Forma Adjustments		Pro Forma Level 3
Revenue	$2,669	$1,340	$(4)	(33	) i	$3,972
Cost of revenue	1,617	921	(4)			2,534
				(123	) c
Depreciation and amortization	494	123		82	d	576
				(10	) e
Selling, general and administrative	656	209		3	f	858
Restructuring and impairment charges	24	—				24

Total costs and expenses	2,791	1,253	(4)	(48)		3,992

Operating Income (Loss)	(122)	87	—	15		(20)
Other Income (Expense):
Interest income	25	8		(7	) g	26
Interest expense	(391)	(25)		24	h	(392)
Other, net	23	3				26

Total other income (expense)	(343)	(14)	—	17		(340)

Loss from Continuing operations Before Income Tax	(465)	73		32		(360)
Income Tax Expense	(4)	—				(4)

Net Income (Loss) from Continuing Operations	$(469)	$73	—	$32		$(364)

Weighted Average Shares Outstanding (in 000's)	695,060			115,000		810,060

EPS: Net Loss from Continuing Operations	$(0.67)					$(0.45)

Statement of Operations Adjustments:

  (a)
  These columns reflect the historical statements of operations of the respective companies. Certain reclassifications have been made relative to WilTel's historical financial statements in order to present them on a basis consistent with Level 3.

  (b)
  Eliminate the historical intercompany transactions between Level 3 and WilTel.

  (c)
  Remove historical depreciation and amortization expense attributable to WilTel.

  (d)
  Record depreciation and amortization expense for the tangible and intangible assets obtained in the Acquisition based on preliminary purchase price allocation.

  (e)
  Remove historical selling, general and administrative expenses attributable to the excluded assets and liabilities not included in the Acquisition.

  (f)
  Record rent expense attributable to the leased Tulsa corporate facility. Level 3 is leasing space in the Tulsa corporate facility from Leucadia subsequent to the closing of the transaction.

  (g)
  Remove interest income attributable to the cash, cash equivalents and marketable securities retained by Leucadia. The increase in interest income for the nine months ended September 30, 2005 is attributable to a higher interest rate being earned on the $100 million of cash and cash equivalents retained in the transaction during this period in 2005 when compared to the year ended December 31, 2004.

  (h)
  Remove interest expense on the historical debt of WilTel not assumed in the Acquisition.

  (i)
  Remove income attributable to the June 2005 Termination, Mutual Release and Settlement Agreement among Leucadia, WilTel and SBC. This income was retained by Leucadia in the transaction.

        The statement of operations adjustments described above have not been tax effected due to Level 3's net operating loss position for income tax purposes.

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LEVEL 3 COMMUNICATIONS, INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2005
LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Statement of Operations For the twelve months ended December 31, 2004
LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Statement of Operations For the nine months ended September 30, 2005